EXHIBIT (d)(4)

AMANA MUTUAL FUNDS TRUST
INVESTMENT ADVISORY AGREEMENT
This Agreement is made as of [        ], between AMANA MUTUAL FUNDS TRUST, a Delaware statutory trust (“Trust”), and SATURNA CAPITAL CORPORATION (“Adviser”), a Washington State corporation and a registered investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”).
WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company; and
WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and
WHEREAS, the Trust intends to offer shares of the series listed on Schedule A hereto (each a “Fund” and referred to in this Agreement as “the Fund”), and may issue shares in any other series as to which this Agreement may hereafter be made applicable, including by amending Schedule A hereto from time to time (included in the defined term Fund); and
WHEREAS, the Trust desires to retain Adviser as investment adviser, to furnish certain investment advisory and portfolio management services to the Trust with respect to the Fund, and Adviser is willing to furnish such services.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
1. APPOINTMENT. The Trust hereby appoints Adviser as investment adviser of the Trust and the Fund for the period and on the terms set forth in this Agreement. Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.
2. REPRESENTATIONS AND DUTIES OF ADVISER.
(a) During the continuance of this Agreement, the Adviser shall supervise the investment management of the cash and securities of the Fund, and in that connection, to the extent reasonably required, shall furnish to the Fund advice and recommendations as to the securities to be purchased, held or sold and the portion of the assets to remain uninvested, all in accordance with the investment objectives, powers and restrictions imposed by law or other governing document or writing binding upon the Fund or the Trust. In making purchases and sales of securities and other investment assets for the Fund, the Adviser shall comply with the directions set from time to time by the Trust’s Board of Trustees (each, a “Trustee,” and collectively, the “Board”),  as well as the limitations imposed by the Trust’s Trust Instrument and Bylaws (collectively, as amended from time to time, “Organizational Documents”) and the Fund’s currently effective registration statement under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act, and any amendments or supplements thereto (“Registration Statement”), the limitations in the 1940 Act, the 1933 Act, the Internal Revenue Code of 1986, as amended, and all other applicable laws and the rules promulgated by the Fund’s listing exchange.
(b) Adviser shall have authority to enter into an agreement with a religious consultant to provide consulting and advisory services regarding the application and interpretation of Islamic principles to the investments of the Fund in accordance with the investment objectives, powers and restrictions imposed by law or other governing document or writing upon the Fund or the Trust.

(c) Adviser agrees that, in placing orders with brokers, it will attempt to obtain the best net result in terms of price and execution; provided that, consistent with Section 28(e) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Adviser may allocate brokerage on behalf of the Fund to broker-dealers who provide research, analysis, advice and similar services. Subject to compliance with Section 28(e), the Adviser may cause a Fund to pay to any broker-dealer who provides such services a commission that exceeds the commission the Fund might have paid to a different broker-dealer for the same transaction. The Adviser may, but is under no obligation to, aggregate sales and purchase orders of the assets of the Fund with similar orders being made simultaneously for other accounts advised by the Adviser or its affiliates. Whenever the Adviser simultaneously places orders to purchase or sell the same asset on behalf of a Fund and one or more other accounts advised by the Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each Fund and account. The Adviser shall not allocate any Fund’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Fund, any other series of the Trust, or any other registered investment company.
(d) Adviser will maintain records relating to portfolio transactions on behalf of the Fund and placing and allocation of brokerage orders as are required to be maintained by the Trust under the 1940 Act. The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this Agreement required to be prepared and maintained by the Adviser or the Trust pursuant to applicable law. To the extent required by law, the books and records pertaining to the Trust which are in possession of the Adviser shall be the property of the Trust. The Trust, or its representatives, shall have access to such books and records at all times during the Adviser’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Adviser to the Trust or its representatives.
(e) Adviser will oversee the computation of the net asset value and the net income of the Fund as described in the currently effective Registration Statement or as more frequently requested by the Board. In addition, Adviser will provide the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Fund’s assets as the custodian and fund accountant may reasonably require to provide contracted for services to the Trust and Fund. Adviser will also assist in any fair valuation of Fund assets.
(e) An affiliate of the Adviser or a delegate pursuant to Section 6 hereof may act as broker or agent in connection with the purchase or sale of securities or other investments for the Fund, subject to: (i) the requirement that the Adviser or delegate, as applicable, seek to obtain best execution; and (ii) the provisions of the 1940 Act, the Advisers Act, and any other applicable federal securities laws or regulations.  The Trust hereby authorizes Adviser and any delegate pursuant to Section 6 hereof and any entity or person associated with  them that is a member of a national securities exchange to effect any transaction on such exchange for the account of any Fund, which transaction is permitted by Section 11(a) of the Exchange Act and/or the rules thereunder, and the Trust hereby consents to the retention of compensation by Adviser or any person or entity associated with them for such transaction.
(f) Adviser on its own initiative will furnish the Board with such information as the Adviser may believe appropriate for keeping the Board informed of important developments affecting the Trust, the Fund and the Adviser. The Adviser will notify the Trust of any actual or known anticipated change of control of the Adviser. In addition, whenever requested by the Board, Adviser will report to the Board on developments related to the Trust, any Fund or the Adviser.
(g) Adviser represents and warrants that: (i) it is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) will promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise; and (v) it has the rights to use “Saturna Capital Corporation,” and any applicable variation thereof and has the right to permit the Trust to use such terms.
(h)            The Adviser has adopted and implemented and will maintain  in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to (a) prevent violation by the Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Adviser’s activities or services could affect the Fund(s), policies and procedures to prevent violation of the federal securities laws (as such term is defined in Rule 38a-1 under the 1940 Act) by the Fund and the Adviser.

3. SERVICES NOT EXCLUSIVE. The services furnished by Adviser hereunder are not to be deemed exclusive and Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby or unless otherwise agreed to by the parties hereunder in writing. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Adviser, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.
4. EXPENSES. During the term of this Agreement, except for (i) the compensation payable to the Adviser under this Agreement, (ii) payments under the Fund’s 12b-1 plan, (iii) brokerage and similar portfolio management expenses, (iv) acquired fund fees and expenses, (v) liquidation or termination expenses,  (vi) taxes, (including, but not limited to, income, excise, transaction, transfer and withholding taxes), (vii) any interest (including any borrowing costs and dividend interest expenses on securities sold short), (viii) any securities lending-related fees and expenses, and (ix) litigation expenses and other extraordinary expenses (including litigation to which the Trust or a Fund may be a party and indemnification of the Trustees and officers with respect thereto), the Adviser shall pay all of the expenses of the Fund, including but not limited to:
(a) Salaries, Expenses and Fees of Certain Persons. Adviser (or its affiliates) shall pay all salaries, expenses, and fees of the Trustees and officers of the Trust who are officers, directors/trustees, partners, or employees of Adviser or its affiliates;
(b) Preparing, Printing and Mailing of Certain Documents. The costs of preparing, setting in type, printing and mailing of prospectuses, prospectus supplements, SAIs, annual, semiannual and periodic reports, and notices and proxy solicitation materials (unless related to a Fund liquidation or termination) required to be furnished to shareholders of the Trust or regulatory authorities, and all tax returns;
(c) Registration Fees and Expenses. All legal and other fees and expenses incurred in connection with the affairs of the Fund, including those incurred with respect to registering its shares with regulatory authorities and all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing with necessary regulatory authorities of any Registration Statement or prospectus, and any amendments or supplements thereto that may be made from time to time, including registration, filing and other fees in connection with requirements of regulatory authorities;

(d) Custodian and Fund Accounting Services. All expenses related to the transfer, receipt, safekeeping, servicing and accounting for the Fund’s cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any, excluding such fees and expenses as are offset by transaction fees paid on creation unit transactions in Fund shares;
(e) Independent Accountant and Fund Counsel Fees and Expenses. The fees and expenses of any independent public accountant and legal counsel for the Fund;
(f) Transfer Agent. The charges and expenses related to the transfer of Fund shares into shareholder accounts, including all charges of transfer, bookkeeping, index receipt and dividend disbursing agents appointed by the Fund;
(g) Trade Association Fees. Any membership fees, dues or expenses incurred in connection with the Trust’s (but not the Trustees’) membership in any trade association or similar organizations, as approved by the Trustees;
(h) Bonding and Insurance. All insurance premiums for fidelity and other coverage, as approved by the Board for the Fund and/or Trustees;
(i) Shareholder and Board of Trustees Meetings. All expenses incidental to holding shareholder and Board meetings for the Fund, including the printing of notices and (proxy) materials and proxy solicitation fees and expenses (unless related to a Fund liquidation or termination); and
(j) Pricing. All expenses of calculating the net asset value per share of the Fund, including the cost of any equipment or services to obtain price quotations.
The payment or assumption by Adviser of any expense of the Fund that Adviser is not required by this Agreement to pay or assume shall not obligate Adviser to pay or assume the same or any similar expense of the Trust on any subsequent occasion.
5. COMPENSATION.
(a) For the services provided by Adviser hereunder with respect to each Fund listed on Schedule A hereto, the Trust shall pay Adviser a fee in the amount set forth in Schedule A, so long as the Adviser has not waived all or a portion of such compensation. The Adviser’s fees shall be accrued by the Fund daily and shall be payable monthly in arrears on the first business day of each calendar month for services performed hereunder during the prior calendar month. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be pro rated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.
(b) Adviser may waive fees or reimburse expenses of a Fund to the extent necessary to maintain a Fund’s expense ratio at an agreed-upon amount for a period of time specified in a separate letter of agreement. The Adviser’s reimbursement of a Fund’s expenses shall be estimated and paid to the Fund monthly in arrears, at the same time as the Fund’s payment to the Adviser for such month as provided in Section 5(a). The Trust may withhold the payment of fees by a Fund under Section 5(a) to the extent the Adviser has any amount due and owing to the Fund under this Section 5(b).
6. DELEGATION. Subject to the prior approval of a majority of the Trustees, including a majority of the Board members who are not interested persons of the Trust within the meaning of the 1940 Act

(“Independent Board Members”), in each case to the extent required by the 1940 Act, the Adviser may, through a sub-advisory agreement or other arrangement, delegate to any other person all or certain of the duties enumerated in Section 2 hereof, to the extent permitted by applicable law; provided, that Adviser shall continue to supervise and oversee the services provided by such person and any such delegation shall not relieve Adviser of any of its obligations hereunder.
7. STANDARD OF CARE; LIMITATIONS OF LIABILITY.
(a) Adviser will give the Trust the benefit of the Adviser’s best judgment and efforts in rendering its services to the Trust. Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund, the Trust or any of its shareholders, in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person who is an officer, director, employee, or agent of Adviser, and an officer, Trustee, employee or agent of the Trust shall be deemed, when rendering services to any Fund other than pursuant to this Agreement, to be rendering such service as an agent of the Fund or Trust and not as an officer, director, employee, or agent of Adviser, even if paid by Adviser.
(b) Adviser is expressly put on notice of, and hereby acknowledges and agrees to, the limitation of shareholder liability as set forth in the Trust Instrument of the Trust and agrees that the obligations assumed by the Trust under this contract shall be limited in all cases to the applicable series of the Trust and its assets. Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, nor shall Adviser seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust. Adviser understands that the rights and obligations of each series of shares of the Trust under the Trust Instrument are separate and distinct from those of any and all other series.
(c) Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.
(d) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.
8. DURATION AND TERMINATION.
(a) This Agreement, unless sooner terminated as provided herein, shall become effective with respect to a Fund on the later of the date Schedule A is amended to reflect the Fund or the date upon which the shareholder(s) of the Fund approve this Agreement, and continue for two years after its initial effectiveness as to such Fund and thereafter for periods of one year for so long as such continuance is specifically approved, to the extent required by applicable law, at least annually (a) by the vote of a majority of the Independent Board Members, cast in person at a meeting called for the purpose of voting on such approval and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of any Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b) Notwithstanding the foregoing, with respect to any Fund, this Agreement may be terminated at any time, without the payment of any penalty, (i) by vote of the Board, (ii) by a vote of a majority of the outstanding voting securities of such Fund or (iii) by the Adviser, on 60 days’ written notice to the other party. The notice provided for herein may be waived by either party. Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund. This Agreement will automatically terminate in the event of its assignment, as defined in the 1940 Act and the rules, regulations and interpretations thereunder.
9. AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement as to any given Fund shall be effective until approved by vote of a majority of such Fund’s outstanding voting securities, if such approval is required by the 1940 Act or other applicable law. No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund, nor shall any such amendment require the vote of the shareholders of any other Fund.
10. MISCELLANEOUS.
(a) Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
(b) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.
(c) Successors. Other than in the event of an assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
(d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.
(e) Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.
(f) Notices. Notices, requests, instructions and communications sent to the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given, provided such notice was provided by a reputable overnight courier, facsimile, or return receipt email.
(g) Meaning of Terms. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “national securities exchange,” “net assets,” “prospectus,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(h) Authorization. Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.
(j) Third-Party Rights. For the avoidance of doubt, shareholders of a Fund are not parties to, or intended (or “third-party”) beneficiaries of, this Agreement. To the maximum extent permitted by law, this Agreement is not intended to create in any individual shareholder or group of shareholders of the Fund any right to enforce this Agreement or to seek any remedy under this Agreement, either directly or on behalf of the Trust or the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.
AMANA MUTUAL FUNDS TRUST	SATURNA CAPITAL CORPORATION
____________________ Jane Carten Date: President	____________________ Jane Carten Date: CEO and President

SCHEDULE A
Fund	Fee Rate	Effective Date
Amana Equity Income ETF	0.76%	March 9, 2026
Amana Growth ETF	0.61%	March 9, 2026
Amana Developing World ETF	0.91%	March 9, 2026